As filed with the Securities and Exchange Commission on December 4, 2014
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SOUTHERN MISSOURI BANCORP, INC. (Exact name of registrant as specified in its charter)

Missouri	43-1665523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

531 Vine Street Poplar Bluff, Missouri 63901 (573) 778-1800 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Greg A. Steffens
President and Chief Executive Officer
Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar Bluff, Missouri  63901
(573) 778-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of communications to:
Martin L. Meyrowitz, P.C. Craig M. Scheer, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500 (202) 337-5502 (fax)
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[__]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [__]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [__]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [__]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER UNIT(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)

Common Stock	345,893 shares	$37.90	$13,109,344	$15.24

_________________________
(1)
The shares of common stock being registered are to be offered by certain selling securityholders from time to time.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated in accordance with Rule 457(c), calculated on the basis of $37.90 per share, which was the average of the high and low sales prices per share of the Common Stock on the NASDAQ Stock Market on November 28, 2014.

(3)
The Registrant previously filed a Registration Statement on Form S-3 on October 15, 2014 (File No. 333-199349) and paid a filing fee of $1,429.  No securities were sold pursuant to that registration statement, which was withdrawn effective as of November 25, 2014.  Pursuant to Rule 457(p), the Registrant hereby offsets the full amount of such previously paid filing fee against the filing fee for this registration statement.

_____________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated December 4, 2014

PROSPECTUS

345,893 Shares of Common Stock

This prospectus relates to the offer and sale by the selling securityholders identified in this prospectus, and any of their permitted assignees or transferees, of up to 345,893 shares of our common stock.  The selling securityholders acquired these shares in connection with our acquisition of Peoples Service Company, or PSC, and its subsidiary, Peoples Banking Company, or PBC, on August 5, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of February 25, 2014, which we refer to as the merger agreement, by and among us, PSC and PBC.  We are registering the offer and sale of the shares covered by this prospectus to satisfy registration rights we have granted under the merger agreement. We will not receive any of the proceeds from the sale of the shares by selling securityholders.

An investment in the shares offered by this prospectus involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 3 of this prospectus, as well as the risk factors and other information contained in the documents we incorporate by reference into this prospectus, before investing in any of the shares offered by this prospectus.  See “Information Incorporated by Reference.”

The selling securityholders may offer the shares from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the shares offered by this prospectus are sold through underwriters, broker-dealers or agents, the selling securityholders (or the purchasers of the shares as negotiated with the selling securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the shares does not necessarily mean that any of the shares will be sold by the selling securityholders. The timing and amount of any sale is within the selling securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution.”

Our common stock is listed on the NASDAQ Global Market under the symbol SMBC.  The closing price per share of our common stock on December 3, 2014 was $39.30.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

_______________

The date of this prospectus is December __, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process.  Under this process, the selling securityholders may from time to time sell or otherwise dispose of the shares described in this prospectus in one or more offerings.

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling securityholders are offering to sell, and seeking offers to buy, our shares only in jurisdictions where it is lawful to do so.  You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of the shares.

All references in this prospectus to “we,” “us,” “our” or similar references mean Southern Missouri Bancorp, Inc. and its consolidated subsidiaries and all references in this prospectus to “Southern Missouri Bancorp” mean Southern Missouri Bancorp, Inc. excluding its subsidiaries, in each case unless otherwise expressly stated or the context otherwise requires.  When we refer to “Southern Bank” in this prospectus, we mean our wholly owned subsidiary, Southern Bank, which is a Missouri-chartered trust company with bank powers.  We sometimes refer to Southern Bank as the “Bank.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 expressing our expectations or predictions of future financial or business performance or conditions.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions.  Such forward-looking statements include our plans, objectives, expectations and intentions and other statements that are not historical facts.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties which may change over time.  In addition to factors discussed in this prospectus under “Risk Factors,” the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•
expected cost savings, synergies and other benefits from our merger and acquisition activities, including our acquisition of PSC and our other recently completed acquisitions, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

•	fluctuations in interest rates;

•
monetary and fiscal policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the U.S. Government and other governmental initiatives affecting the financial services industry;

•
the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•
the ability to access cost-effective funding; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits;

•	legislative or regulatory changes that adversely affect our business;

•	results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in the reserve for loan losses or write-down of assets;

•	the impact of technological changes; and

•	our success at managing the risks involved in the above factors.

Any forward-looking statements are based upon our management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

PROSPECTUS SUMMARY

    This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that is important to you in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference into this prospectus, before deciding whether to invest in our common stock. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in our common stock is appropriate for you.

Southern Missouri Bancorp, Inc.

    Southern Missouri Bancorp is the bank holding company for Southern Bank, a Missouri-chartered trust company with bank powers that was organized in 1887. The principal business of Southern Bank consists of attracting retail deposits from the general public and using such deposits along with wholesale funding from the Federal Home Loan Bank of Des Moines, and to a lesser extent, brokered deposits, to invest in one- to four-family and multi-family residential mortgage loans, mortgage loans secured by commercial real estate, commercial non-mortgage business loans and consumer loans. These funds are also used to purchase mortgage-backed and related securities, U.S. Government agency obligations, municipal bonds and other permissible investments. Southern Bank currently conducts its business through its home office located in Poplar Bluff, Missouri and 34 branch facilities, 26 of which are located in southern Missouri and eight of which are located in northern Arkansas.

    As of September 30, 2014, we had total consolidated assets of $1.3 billion, deposits of $1.0 billion and shareholders’ equity of $126.3 million. As discussed below, on August 5, 2014, we completed our acquisition of PSC, which, prior to the Exchange (as defined below), was the approximately 80% owner of Peoples Banking Company (“PBC”). PBC was the 100% owner of Peoples Bank of the Ozarks. As of June 30, 2014, PSC had total consolidated assets of $265.8 million, deposits of $220.2 million and shareholders’ equity of $20.6 million. We currently hold Peoples Bank of the Ozarks as a separate subsidiary, but plan to merge it into Southern Bank during the quarter ending December 31, 2014.

Recent Acquisition

    On August 5, 2014, pursuant to the Agreement and Plan of Reorganization, dated as of February 25, 2014 (the “Merger Agreement"), by and among Southern Missouri Bancorp, PSC and PBC, we completed our acquisition of PSC. PSC was merged with and into Southern Missouri Bancorp, with Southern Missouri Bancorp as the surviving entity (the “Merger”). Immediately prior to the Merger, all but one of the shareholders of PBC other than PSC (the “PBC Minority Shareholders”) exchanged each of their shares of PBC common stock for 0.618943382 shares of PSC common stock (the “Exchange”) pursuant to the Stock Exchange Agreement, dated as of August 5, 2014, by and among PSC and the PBC Minority Shareholders who elected to participate in the Exchange. Upon completion of the Merger, each share of PSC common stock outstanding immediately prior to the Merger (including all of the shares of PSC common stock issued to PBC Minority Shareholders in the Exchange) converted into the right to receive merger consideration consisting of $11.50 in cash and 0.3289 shares of Southern Missouri Bancorp common stock, with cash paid in lieu of any fractional Southern Missouri Bancorp shares. Immediately following the Merger, PBC, which upon completion of the Merger became a subsidiary of Southern Missouri Bancorp, was merged with and into Southern Missouri Bancorp, with Southern Missouri Bancorp as the surviving entity (the “Parent-Subsidiary Merger”). Upon completion of the Parent-Subsidiary Merger, each share of PBC common stock that was held by the PBC Minority Shareholder who did not participate in the Exchange converted into the right to receive consideration from Southern Missouri Bancorp that is identical to the merger consideration payable under the Merger Agreement, which, in the case of such PBC Minority Shareholder, consisted entirely of a cash payment.

    We issued 345,893 shares of common stock in the aggregate in the Merger. This issuance was completed as a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We are required under the Merger Agreement to register for resale under the Securities Act the shares of common stock we issued in the Merger.

Additional Information

Our principal executive offices are located at 531 Vine Street, Poplar Bluff, Missouri 63901. Our telephone number is (573) 778-1800.

Additional information about us is contained in the reports we file with the SEC. See “Information Incorporated by Reference” and “Where You Can Find More Information.”

The Offering

       Securities offered by the Selling      The 345,893 shares of our common stock issued in connection
       Securityholders:                                  with the Merger.

       Use of Proceeds:                                   We will not receive any proceeds from the sale of shares
 covered by this prospectus.

       NASDAQ Symbol:                                                  Our common stock is listed on the NASDAQ Global Market
under the symbol SMBC.

RISK FACTORS

An investment in our common stock is subject to certain risks. You should carefully review the following risk factors before deciding whether an investment in our common stock is suited to your particular circumstances. The risk factors set forth below are not the only risks that may affect us but do represent those risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. The value or market price of our common stock could decline due to any of these identified or other risks, and you could lose all or part of your investment. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014 and other filings with the SEC incorporated by reference into this prospectus, before making an investment decision. See “Information Incorporated by Reference.”

Risks Relating to Our Business and Operating Environment

We may fail to realize all of the anticipated benefits of our acquisition of PSC.

The success of our acquisition of PSC will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of the companies in a manner that does not materially disrupt the existing customer relationships of the companies or result in decreased revenues from customers.  If we are unable to achieve these objectives, the anticipated benefits of the acquisition may not be realized fully, if at all, or may take longer to realize than expected.

Prior to the completion of the acquisition, we and PSC operated independently of one another.  The integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the acquisition.  Integration efforts between the companies will also divert management attention and resources.  These integration matters could adversely affect us.

If we fail to successfully integrate PSC into our internal control over financial reporting or if PSC’s internal controls are found to be ineffective, the integrity of our financial reporting could be compromised.

As a private company, PSC was not subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to internal control over financial reporting, and for a period of time after the consummation of the Merger, the management evaluation and auditor attestation regarding the effectiveness of our internal control over financial reporting may exclude the operations of PSC.  The integration of PSC into our internal control over financial reporting will require significant time and resources from our management and other personnel and will increase our compliance costs.  If we fail to successfully integrate the operations of PSC into our internal control over financial reporting, our internal control over financial reporting might not be effective.  Failure to achieve and maintain an effective internal control environment could have a material adverse effect on our ability to accurately report our financial results, the market’s perception of our business and our stock price.  In addition, if PSC’s internal controls are found to be ineffective, the integrity of PSC’s past financial statements could be adversely impacted.

Our allowance for loan losses may be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business.  Every loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to ensure repayment.  This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

We maintain an allowance for loan losses which we believe is appropriate to provide for potential losses in our loan portfolio.  The amount of this allowance is determined by management through a periodic review and consideration of several factors, including, but not limited to:

•	the quality, size and diversity of the loan portfolio;

•	evaluation of non-performing loans;

•	historical default and loss experience;

•	historical recovery experience;

•	economic conditions;

•	risk characteristics of the various classifications of loans; and

•	the amount and quality of collateral, including guarantees, securing the loans.

If loan losses exceed the allowance for loan losses, our business, financial condition and profitability may suffer.

If nonperforming assets increase, earnings will be adversely affected.

    At September 30, 2014 and June 30, 2014, our nonperforming assets were $6.8 million and $4.4 million, respectively, or 0.52% and 0.43% of total assets, respectively.  Our nonperforming assets adversely affect our net income in various ways:

•	We do not record interest income on nonaccrual loans, nonperforming investment securities or other real estate owned.

•	We must provide for probable loan losses through a current period charge to the provision for loan losses.

•
Non-interest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values or recognize other-than-temporary impairment on nonperforming investment securities.

•	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance and maintenance fees related to our other real estate owned.

•	The resolution of nonperforming assets requires the active involvement of management, which can divert management’s attention from more profitable activities.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our financial condition and results of operations.

Changes in economic conditions, particularly a further economic slowdown in southeast or southwest Missouri or northeast or north central Arkansas, could hurt our business.

Our business is directly affected by market conditions, trends in industry and finance, legislative and regulatory changes, and changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control.  In 2008, the housing and real estate sectors experienced an economic slowdown that has continued.  Further deterioration in economic conditions, particularly within our primary market area in southeast and southwest Missouri and northeast and north central Arkansas, could result in the following consequences, among others, any of which could hurt our business materially:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;

•	demand for our products and services may decline;

•	loan collateral may decline in value, in turn reducing a customer’s borrowing power and reducing the value of collateral securing our loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Downturns in the real estate markets in our primary market area could hurt our business.

Our business activities and credit exposure are primarily concentrated in southeast and southwest Missouri and northeast and north central Arkansas.  While we did not and do not have a sub-prime lending program, our residential real estate, construction and land loan portfolios, our commercial and multifamily loan portfolios and certain of our other loans could be affected by the downturn in the residential real estate market.  We anticipate that significant declines in the real estate markets in our primary market area would hurt business and would mean that collateral for our loans would hold less value.  As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.  The events and conditions described in this risk factor could therefore have a material adverse effect on our business, results of operations and financial condition.

Our construction lending exposes us to significant risk.

Our construction loan portfolio, which totaled $57.8 million, or 5.67% of loans, net, at September 30, 2014, includes residential and non-residential construction and development loans.  This type of lending is generally considered to have more complex credit risks than traditional single-family residential lending because the principal is concentrated in a limited number of loans with repayment dependent on the successful completion and sale of the related real estate project.  Consequently, these loans are often more sensitive to adverse conditions in the real estate market or the general economy than other real estate loans.  These loans are generally less predictable and more difficult to evaluate and monitor and collateral may be difficult to dispose of in a market decline.  Additionally, we may experience significant construction loan losses because independent appraisers or project engineers inaccurately estimate the cost and value of construction loan projects.

Deterioration in our construction portfolio could result in increases in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

Our loan portfolio possesses increased risk due to our percentage of commercial real estate and commercial business loans.

At September 30, 2014, 55.2% of our loans, net, consisted of commercial real estate and commercial business loans to small and mid-sized businesses, generally located in our primary market area, which are the types of businesses that have a heightened vulnerability to local economic conditions.  Over the last several years, we have increased this type of lending from 50.53% of our portfolio at June 30, 2009, in order to improve the yield on our assets.  At September 30, 2014, our loan portfolio included $385.0 million of commercial real estate loans and $178.3 million of commercial business loans compared to $97.2 million and $89.1 million, respectively, at June 30, 2009.  The credit risk related to these types of loans is considered to be greater than the risk related to one- to four-family residential loans because the repayment of commercial real estate loans and commercial business loans typically is dependent on the successful operation and income stream of the borrower’s business and the real estate securing the loans as collateral, which can be significantly affected by economic conditions.  Additionally, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential real estate loans.  Commercial loans not collateralized by real estate are often secured by collateral that may depreciate over time, be difficult to appraise and fluctuate in value (such as accounts receivable, inventory and equipment).  If loans that are collateralized by real estate become troubled and the value of the real estate has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could require us to increase our provision for loan losses and adversely affect our operating results and financial condition.

Several of our commercial borrowers have more than one commercial real estate or business loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to any one- to four-family residential mortgage loan.  Finally, if we foreclose on a commercial real estate loan, our holding period for the collateral, if any, typically is longer than for one- to four-family residential property because there are fewer potential purchasers of the collateral.  Since we plan to continue to increase our originations of these loans, it may be necessary to increase the level of our allowance for loan losses due to the increased risk characteristics associated with these types of loans.  Any increase to our allowance for loan losses would adversely affect our earnings.  Any delinquent payments or the failure to repay these loans would hurt our earnings.

Included in the commercial real estate loans described above are agricultural real estate loans totaling $66.7 million, or 6.5% of our loan portfolio, net, at September 30, 2014.  Agricultural real estate lending involves a greater degree of risk and typically involves larger loans to single borrowers than lending on single-family residences.  Payments on agricultural real estate loans are dependent on the profitable operation or management of the farm property securing the loan.  The success of the farm may be affected by many factors outside the control of the farm borrower, including adverse weather conditions that prevent the planting of a crop or limit crop yields (such as hail, drought and floods), loss of livestock due to disease or other factors, declines in market prices for agricultural products (both domestically and internationally) and the impact of government regulations (including changes in price supports, subsidies and environmental regulations).  In addition, many farms are dependent on a limited number of key individuals whose injury or death may significantly affect the successful operation of the farm.  If the cash flow from a farming operation is diminished, the borrower’s ability to repay the loan may be impaired.  The primary crops in our market areas are cotton, rice, corn and soybean.  Accordingly, adverse circumstances affecting these crops could have an adverse effect on our agricultural real estate loan portfolio.  Our agricultural real estate lending has grown significantly since June 30, 2009, when these loans totaled $21.3 million, or 5.8% of our loan portfolio.

Included in the commercial business loans described above are agricultural production and equipment loans.  At September 30, 2014, these loans totaled $69.3 million, or 6.8%, of our loan portfolio, net.  As with agricultural real estate loans, the repayment of operating loans is dependent on the successful operation or management of the farm property.  Likewise, agricultural operating loans are unsecured or secured by rapidly depreciating assets such as farm equipment or assets such as livestock or crops.  Any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation to the collateral.  Our agricultural operating loans have also grown significantly since June 30, 2009, when such loans totaled $27.5 million, or 7.5% of our loan portfolio.  Agricultural production and equipment loans typically peak for us during the fall.

Lack of seasoning of our commercial real estate and commercial business loan portfolios may increase the risk of credit defaults in the future.

Due to our increasing emphasis on commercial real estate and commercial business lending, a substantial amount of the loans in our commercial real estate and commercial business portfolios and our lending relationships are of relatively recent origin.  In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.”  A portfolio of older loans will usually behave more predictably than a newer portfolio.  As a result, because a large portion of our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels.  If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

Changes in interest rates may negatively affect our earnings and the value of our assets.

Our earnings and cash flows depend substantially upon our net interest income.  Net interest income is the difference between interest income earned on interest-earnings assets, such as loans and investment securities, and interest expense paid on interest-bearing liabilities, such as deposits and borrowed funds.  Interest rates are sensitive to many factors that are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies and, in particular, the policies of the Federal Reserve Board.  Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investment securities and the amount of interest we pay on deposits and borrowings, but these changes could also affect:  (i) our ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities, including our securities portfolio; and (iii) the average duration of our interest-earning assets.  This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk), including a prolonged flat or inverted yield curve environment.  Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or an adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry generally.

We have pursued a strategy of supplementing internal growth by acquiring other financial companies or their assets and liabilities that we believe will help fulfill our strategic objectives and enhance our earnings.  There are risks associated with this strategy, including the following:

•
We may be exposed to potential asset quality issues or unknown or contingent liabilities of the banks, businesses, assets and liabilities we acquire.  If these issues or liabilities exceed estimates, our results of operations and financial condition may be adversely affected;

•
Prices at which acquisitions can be made fluctuate with market conditions.  We have experienced times during which acquisitions could not be made in specific markets at prices we considered acceptable and expect that we will experience this condition in the future;

•
The acquisition of other entities generally requires integration of systems, procedures and personnel of the acquired entity into us to make the transaction economically successful.  This integration process is complicated and time consuming and can also be disruptive to the customers of the acquired business.  If the integration process is not conducted successfully and with minimal effect on the acquired business and its customers, we may not realize the anticipated economic benefits of particular acquisitions within the expected time frame, and we may lose customers or employees of the acquired business.  We may also experience greater than anticipated customer losses even if the integration process is successful.

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To the extent our costs of an acquisition exceed the fair value of the net assets acquired, the acquisition will generate goodwill.  We are required to assess our goodwill for impairment at least annually, and any goodwill impairment charge could have a material adverse effect on our results of operations and financial condition;

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To finance an acquisition, we may borrow funds, thereby increasing our leverage and diminishing our liquidity, or raise additional capital, which could dilute the interests of our existing shareholders; and

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We have completed four acquisitions within the past five years and opened additional banking offices in the past few years that enhanced our rate of growth.  We may not be able to continue to sustain our past rate of growth or to grow at all in the future.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations.  While we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future, we may at some point need to raise additional capital to support our operations or continued growth, both internally and through acquisitions.  Any capital we obtain may result in the dilution of the interests of existing holders of our common stock, or otherwise adversely affect your investment.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance.  Accordingly, we cannot make assurances of our ability to raise additional capital if needed, or if the terms will be acceptable to us.  If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired and our financial condition and liquidity could be materially and adversely affected.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated.  We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations.  Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds, and not to benefit our shareholders.  The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business.  Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution’s allowance for loan losses.  Additionally, actions by regulatory agencies or significant litigation against us could require us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

Impairment of investment securities, other intangible assets or deferred tax assets could require charges to earnings, which could negatively impact our results of operations.

In assessing the impairment of investment securities, we consider the length of time and extent to which the fair value of the securities has been less than the cost of the securities, the financial condition and near-term prospects of the issuers, whether the market decline was affected by macroeconomic conditions and whether we have the intent to sell the debt security or will be required to sell the debt security before its anticipated recovery.  In fiscal 2009, we incurred charges to recognize the other-than-temporary impairment (OTTI) of available-for-sale investments related to investments in Freddie Mac preferred stock ($304,000 impairment realized in the first quarter of fiscal 2009) and a pooled trust preferred collateralized debt obligation, Trapeza CDO IV, Ltd., class C2 ($375,000 impairment realized in the second quarter of fiscal 2009).  We currently hold three additional collateralized debt obligations (CDOs) which have not been deemed other-than-temporarily impaired, based on our best judgment using information currently available.

Under current accounting standards, goodwill and certain other intangible assets with indeterminate lives are no longer amortized but, instead, are assessed for impairment periodically or when impairment indicators are present.  As of September 30, 2014, we determined that none of our goodwill or other intangible assets were impaired.

Deferred tax assets are only recognized to the extent it is more likely than not they will be realized.  Should our management determine it is not more likely than not that the deferred tax assets will be realized, a valuation allowance with a charge to earnings would be reflected in the period.  At September 30, 2014, our net deferred tax asset was $2.9 million, none of which was disallowed for regulatory capital purposes.  Based on the levels of taxable income in prior years and our expectation of profitability in the current year and future years, management has determined that no valuation allowance was required at September 30, 2014.  If we are required in the future to take a valuation allowance with respect to our deferred tax asset, our financial condition, results of operations and regulatory capital levels would be negatively affected.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions.  Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships.  We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry.  As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions.  Many of these transactions expose us to credit risk in the event of default of our counterparty or client.  In addition, our credit risk may be exacerbated when the collateral we hold cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the loan.  We cannot assure you that any such losses would not materially and adversely affect our business, financial condition or results of operations.

Non-compliance with USA Patriot Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA Patriot and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities.  If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network.  These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts.  Failure to comply with these regulations could result in fines or sanctions.  Several banking institutions have received large fines for non-compliance with these laws and regulations.  Although we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance can be given that these policies and procedures will be effective in preventing violations of these laws and regulations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including new financial reform legislation recently enacted by Congress that is expected to increase our costs of operations.

We are currently subject to extensive examination, supervision and comprehensive regulation by the FDIC and the Missouri Division of Finance and by the Federal Reserve Board.  The FDIC, Missouri Division of Finance and the Federal Reserve Board govern the activities in which we may engage, primarily for the protection of depositors and the Deposit Insurance Fund.  These regulatory authorities have extensive discretion, including the ability to restrict an institution’s operations, require the institution to reclassify assets, determine the adequacy of the institution’s allowance for loan losses and determine the level of deposit insurance premiums assessed.  Any change in such regulation and oversight, whether in the form of regulatory policy, new regulations or legislation or additional deposit insurance premiums could have a material adverse impact on our operations.  Because our business is highly regulated, the laws and applicable regulations are subject to frequent change.  Any new laws, rules and regulations could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or growth prospects.  Such changes could subject us to additional costs, limit the types of financial services and products we may offer and/or increase the ability of non-banks to offer competing financial services and products, among other things.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has significantly changed the bank regulatory structure and will affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.  The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress.  The federal agencies are given significant discretion in drafting and implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on us.  For example, a provision of the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts.  Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws.  The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.  Financial institutions, such as our subsidiary banks, with $10 billion or less in assets continue to be examined for compliance with the consumer laws by their primary bank regulators.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks.  However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.  Any additional changes in our regulation and oversight, whether in the form of new laws, rules or regulations, could make compliance more difficult or expensive or otherwise materially adversely affect our business, financial condition or prospects.

Significant legal actions could subject us to substantial liabilities.

We are from time to time subject to claims related to our operations.  These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and significant defense costs.  As a result, we may be exposed to substantial liabilities, which could adversely affect our results of operations and financial condition.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

We face substantial competition in all phases of our operations from a variety of competitors.  Our future growth and success will depend on our ability to compete effectively in this highly competitive environment.  To date, we have grown our business successfully by focusing on our business lines in geographic markets and emphasizing the high level of service and responsiveness desired by our customers.  We compete for loans, deposits and other financial services with other commercial banks, thrifts, credit unions, brokerage houses, mutual funds, insurance companies and specialized finance companies.  Many of our competitors offer products and services that we do not offer, and many have substantially greater resources and lending limits, name recognition and market presence that benefit them in attracting business.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do, and smaller, newer competitors may also be more aggressive in terms of pricing loan and deposit products than we are in order to obtain a share of the market.  Some of the financial institutions and financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies, federally insured state-chartered banks, national banks and federal savings banks.  As a result, these nonbank competitors have certain advantages over us in accessing funding and in providing various services.

We are subject to security and operational risks relating to our use of technology that could damage our reputation and business.

Security breaches in our internet banking activities could expose us to possible liability and damage our reputation.  Any compromise of our security also could deter customers from using our internet banking services that involve the transmission of confidential information.  We rely on standard internet security systems to provide the security and authentication necessary to effect secure transmission of data.  These precautions may not protect our systems from compromises or breaches of our security measures, which could damage our reputation and business.

Risks Relating to Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future.  The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments in the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations.  These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.  These broad market fluctuations may adversely affect the market value of our common stock.

There may be future sales of additional common stock or other dilution of our shareholders’ equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities.  The market value of our common stock could decline as a result of sales by us of a large number of shares of common stock or similar securities in the market or the perception that such sales could occur.

We may issue debt and equity securities that are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may increase our capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock.  In the event of the liquidation of Southern Missouri Bancorp, its lenders and holders of its debt or preferred securities would receive a distribution of Southern Missouri Bancorp’s available assets before distributions to the holders of our common stock.  Our decision to incur debt and issue other securities in future offerings will depend on market conditions and other factors beyond our control.  We cannot predict or estimate the amount, timing or nature of our future offerings and debt financings.  Future offerings could reduce the value of our common stock and dilute the interests of our shareholders.

Regulatory and contractual restrictions may limit or prevent us from paying dividends on and repurchasing our common stock.

Southern Missouri Bancorp is an entity separate and distinct from its subsidiary banks, and derives substantially all of our revenue in the form of dividends from those subsidiaries.  Accordingly, Southern Missouri Bancorp is and will be dependent upon dividends from its subsidiary banks to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on its common and preferred stock.  The banks’ ability to pay dividends is subject to their ability to earn net income and to meet certain regulatory requirements.  In the event a subsidiary bank is unable to pay dividends to Southern Missouri Bancorp, Southern Missouri Bancorp may not be able to pay dividends on its common or preferred stock.  Also, Southern Missouri Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors.

In July 2011, Southern Missouri Bancorp sold to the U.S. Treasury $20.0 million of preferred stock pursuant to Treasury’s Small Business Lending Fund (“SBLF”) program.  The payment of dividends on the SBLF preferred stock reduces the amount of earnings available to pay dividends to common shareholders.  The terms of the SBLF preferred stock also restrict Southern Missouri Bancorp’s ability to pay dividends on, and repurchase, its common stock.  Under the terms of the SBLF preferred stock, Southern Missouri Bancorp’s ability to pay dividends on or repurchase its common stock is limited by a requirement that it generally not to reduce its Tier 1 capital from the level on the SBLF closing date by more than 10%.  In addition, if Southern Missouri Bancorp fails to pay a dividend on the SBLF preferred stock, there are further restrictions on its ability to pay dividends on or repurchase its common stock.  As described in the next risk factor, the terms of its outstanding junior subordinated debt securities prohibit Southern Missouri Bancorp from paying dividends on or repurchasing its common stock at any time when it has elected to defer the payment of interest on such debt securities or certain events of default under the terms of those debt securities have occurred and are continuing.  These restrictions could have a negative effect on the value of our common stock.  Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our board of directors.  Although we have historically paid cash dividends on our common stock, we are not required to do so and our board of directors could reduce, suspend or eliminate our common stock cash dividend in the future.

The per annum dividend rate on the SBLF preferred stock fluctuated on a quarterly basis during the first ten quarters during which the SBLF preferred stock was outstanding, based upon changes in the amount of  our “Qualified Small Business Lending” or “QSBL” from a baseline level.  Our QSBL level reported at September 30, 2013, fixed the dividend rate until four and one-half years after the issuance date (i.e., to January 19, 2016) at one percent (1%). From and after four and one-half years following the issuance date, the dividend rate will be fixed at nine percent (9%), regardless of the amount of QSBL.

For fiscal 2014 and the first quarter of fiscal 2015, the SBLF dividend rate was one percent (1%), providing an annualized cost of this capital to us of $200,000. An increase in the dividend rate to nine percent (9%) would increase the annual cost of this capital to $1.8 million. Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity and the availability of funds to pay dividends on our common stock.

If we defer interest payments on our outstanding junior subordinated debt securities or if certain defaults relating to those debt securities occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

    As of September 30, 2014, Southern Missouri Bancorp had outstanding $16.8 million aggregate principal amount of junior subordinated debt securities issued in connection with the sale of trust preferred securities by subsidiaries of Southern Missouri Bancorp that are statutory business trusts.  As of that date, those debt securities were carried at a fair value of $14.6 million.

Southern Missouri Bancorp guarantees the trust preferred securities described above.  The indentures under which the junior subordinated debt securities were issued, together with the guarantees, prohibit Southern Missouri Bancorp, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of its capital stock (including the SBLF preferred stock and its common stock) at any time when (i) there shall have occurred and be continuing an event of default under the indentures; or (ii) Southern Missouri Bancorp is in default with respect to payment of any obligations under the guarantees; or (iii) Southern Missouri Bancorp has elected to defer payment of interest on the junior subordinated debt securities.  In that regard, Southern Missouri Bancorp is entitled, at its option but subject to certain conditions, to defer payments of interest on the junior subordinated debt securities from time to time for up to five years.

Events of default under the indenture generally consist of Southern Missouri Bancorp’s failure to pay interest on the junior subordinated debt securities under certain circumstances, its failure to pay any principal of or premium on such junior subordinated debt securities when due, its failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to Southern Missouri Bancorp.

As a result of these provisions, if Southern Missouri Bancorp were to elect to defer payments of interest on the junior subordinated debt securities, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, Southern Missouri Bancorp would be prohibited from declaring or paying any dividends on the SBLF preferred stock and its common stock, from redeeming, repurchasing or otherwise acquiring any of the SBLF preferred stock or its common stock, and from making any payments to holders of the SBLF preferred stock or its common stock in the event of Southern Missouri Bancorp’s liquidation, which would likely have a material adverse effect on the market value of its common stock.  Moreover, without notice to or consent from the holders of its common stock or the SBLF preferred stock, Southern Missouri Bancorp may issue additional series of junior subordinated debt securities in the future with terms similar to those of its existing junior subordinated debt securities or enter into other financing agreements that limit its ability to purchase or to pay dividends or distributions on its capital stock, including its common stock.

The warrant we issued in connection with the TARP Capital Purchase Program may be dilutive to holders of our common stock.

    On December 5, 2008, in connection with our participation in the U.S. Treasury’s TARP Capital Purchase Program, we issued to Treasury a ten-year warrant (the “TARP Warrant”) to purchase 114,326 shares of our common stock at an exercise price of $12.53 per share.  Although we redeemed all of the preferred stock we issued to Treasury pursuant to the TARP Capital Purchase Program using the proceeds of the preferred stock we issued to Treasury pursuant to the SBLF program, the TARP Warrant remains outstanding and is currently held by Treasury.  The terms of the TARP Warrant provide for an adjustment to the number of underlying shares and the exercise price to the extent we pay cash dividends on our common stock in excess of $0.12 per share.  We began paying a cash dividend on our common stock in excess of $0.12 per share in the fiscal year ended June 30, 2013 and have continued to do so since that time.  As of September 30, 2014, as a result of those dividends, the number of shares underlying the TARP Warrant has increased to 115,637 and the exercise price has decreased to $12.39.  Further adjustments to the TARP Warrant as a result of our paying cash dividends on our common stock in excess of $0.12 per share could further dilute the interests of our common shareholders.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of our articles of incorporation and bylaws, Missouri law and various other factors may make it more difficult for companies or persons to acquire control of us without the consent of our board of directors.  These provisions include limitations on voting rights of beneficial owners of more than 10% of our common stock, the election of directors to staggered terms of three years and not permitting cumulative voting in the election of directors.  Our bylaws also contain provisions regarding the timing and content of shareholder proposals and nominations for service on the board of directors.  See “Description of Capital Stock–Anti-takeover Effects of Our Organizational Documents and Applicable Law.”

USE OF PROCEEDS

All securities sold pursuant to this prospectus will be offered and sold by the selling securityholders.  We will not receive any of the proceeds from such sales.

DESCRIPTION OF CAPITAL STOCK

    We are currently authorized to issue 10,500,000 shares of capital stock, consisting of 10,000,000 shares of common stock and 500,000 shares of preferred stock.  As of November 30, 2014, there were 3,703,333 shares of our common stock outstanding and 20,000 shares of our preferred stock outstanding, all of which were shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A (referred to in this prospectus as “SBLF preferred stock”).

Common Stock

General.  Each share of common stock has the same relative rights and is identical in all respects with every other share of common stock.  Common shareholders do not have the right to vote cumulatively in the election of directors.  Subject to any superior rights of any holders of preferred shares, each outstanding common share entitles its holder to such dividends as may be declared from time to time by our board of directors out of legally available funds.  In the event of a liquidation, dissolution or winding up of Southern Missouri Bancorp, common shareholders will be entitled to their proportionate share of any assets remaining after payment of liabilities and any amounts due to the holders of preferred stock.  Common shareholders have no preemptive rights and no right to convert or exchange their shares of common stock into any other securities.

Stock Exchange Listing.  Our common stock is listed on the NASDAQ Global Market under the symbol SMBC.

Transfer Agent.  Registrar and Transfer Company is the transfer agent and registrar for our common stock.

Preferred Stock - General

Our board of directors is authorized, generally without shareholder approval, to issue from time to time up to 500,000 shares of preferred stock (of which 20,000 shares are currently outstanding) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred shares, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of a series.  Our board of directors may, generally without shareholder approval, issue preferred shares with voting and conversion rights that could adversely affect the voting power of common shareholders.  Any preferred shares issued would also rank senior to our common stock as to rights upon liquidation, winding-up or dissolution.  The issuance of convertible preferred shares could have the effect of delaying, deferring or preventing a change in control of our company.  We have no present plans to issue any additional preferred shares.

SBLF Preferred Stock

General.  The SBLF preferred stock constitutes a single series of our preferred stock, consisting of 20,000 shares, having a liquidation preference amount of $1,000 per share.  The SBLF preferred stock has no maturity date.  We issued the shares of SBLF preferred stock to the U.S. Treasury on July 21, 2011 in connection with Treasury’s SBLF program for a purchase price of $20.0 million.  As required by our agreement with the U.S. Treasury for the sale of the SBLF preferred stock, we used $9,635,000 of the proceeds from the sale of the SBLF preferred stock to redeem all 9,550 shares of preferred stock we issued to the U.S. Treasury in December 2008 pursuant to Treasury’s TARP Capital Purchase Program.

Dividends.  Dividends on the SBLF preferred stock are payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount.   Dividends are payable on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2011.

The per annum dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis until four and one-half years after the original issue date, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” by Southern Bank from a “baseline” level.  From January 1, 2014 until four and one-half years after the original issue date, the dividend rate will be fixed at 1%.  From and after four and one-half years after the original issue date, the dividend rate will be fixed at nine percent (9%), regardless of the amount of QSBL.

Dividends on the SBLF preferred stock are non-cumulative.  If for any reason our board of directors does not declare a dividend on the SBLF preferred stock for a particular dividend period, then the holders of the SBLF preferred stock will have no right to receive any dividend for that dividend period, and we will have no obligation to pay a dividend for that dividend period.  Our failure to pay a dividend on the SBLF preferred stock also will restrict our ability to pay dividends on and repurchase other classes and series of our stock.  See “—Restrictions on Dividends” and “—Restrictions on Repurchases.”

When dividends have not been declared and paid in full on the SBLF preferred stock for an aggregate of four or more dividend periods, and during that time we were not subject to a regulatory determination that prohibits the declaration and payment of dividends, we must, within five calendar days of each missed payment, deliver to the holders of the SBLF preferred stock a certificate executed by at least a majority of the members of our board of directors stating that the board used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations.  In addition, our failure to pay dividends on the SBLF preferred stock for five or more dividend periods will give the holders of the SBLF preferred stock the right to appoint a non-voting observer on our board of directors, and our failure to pay dividends on the SBLF preferred stock for six or more dividend periods will give the holders of the SBLF preferred stock the right to elect two directors.  See “—Voting Rights.”

No Sinking Fund for Dividends.  There is no sinking fund with respect to dividends on the SBLF preferred stock.

Restrictions on Dividends.  So long as the SBLF preferred stock remains outstanding, we may declare and pay dividends on our common stock, any other shares of Junior Stock (as defined below) or Parity Stock (as defined below) only if after giving effect to the dividend, our Tier 1 capital would be at least equal to a specified threshold (the “Tier 1 Dividend Threshold”) and full dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on our common stock or any other shares of Junior Stock (other than dividends payable solely in shares of our common stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the SBLF preferred stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material covenant breach.

“Junior Stock” means our common stock and any other class or series of stock the terms of which expressly provide that it ranks junior to the SBLF preferred stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of Southern Missouri Bancorp.  Southern Missouri Bancorp currently has no outstanding class or series of stock constituting Junior Stock other than our common stock.

“Parity Stock” means any class or series of Southern Missouri Bancorp stock, other than the SBLF preferred stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the SBLF preferred stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of Southern Missouri Bancorp, in each case without regard to whether dividends accrue cumulatively or non-cumulatively.  Southern Missouri Bancorp currently has no outstanding class or series of stock constituting Parity Stock.

Restrictions on Repurchases.  So long as the SBLF preferred stock remains outstanding, we may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, our Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of SBLF preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the SBLF preferred stock as of the applicable record date).

If a dividend is not declared and paid on the SBLF preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither we nor any of our subsidiaries may redeem, purchase or acquire any shares of our common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or any of our subsidiaries, or any trust preferred securities issued by us or any of our affiliates (“Capital Stock”), other than (i) redemptions, purchases, repurchases or other acquisitions of the SBLF preferred stock, (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by us or any of our subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to July 21, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for our common stock, (v) redemptions of securities held by us or any of our wholly owned subsidiaries or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of our subsidiaries required pursuant to binding agreements entered into prior to December 5, 2008.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from June 30, 2011) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Southern Missouri Bancorp, holders of the SBLF preferred stock will be entitled to receive for each share of SBLF preferred stock, out of the assets of Southern Missouri Bancorp or proceeds available for distribution to our shareholders, subject to any rights of our creditors, before any distribution of assets or proceeds is made to or set aside for the holders of our common stock and any other class or series of our stock ranking junior to the SBLF preferred stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the SBLF preferred stock.  To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the SBLF preferred stock and the holders of any other class or series of our stock ranking equally with the SBLF preferred stock, the holders of the SBLF preferred stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the SBLF preferred stock, neither a merger or consolidation of Southern Missouri Bancorp with another entity nor a sale, lease or exchange of all or substantially all of Southern Missouri Bancorp’s assets will constitute a liquidation, dissolution or winding up of the affairs of Southern Missouri Bancorp.

Redemption and Repurchases.  Subject to the approval of the Federal Reserve Board, the SBLF preferred stock is redeemable at our option in whole or in part (provided that shares representing at least 25% of the aggregate liquidation amount of the SBLF preferred stock are redeemed) at any time and from time to time.  In addition, if there is a change in the law that modifies the terms of the U.S. Treasury’s investment in the SBLF preferred stock or the terms of the SBLF program in a materially adverse respect for us, Southern Missouri may, after consultation with the Federal Reserve Board, redeem all of the shares of SBLF preferred stock.  The per share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period) and plus the pro rata amount of the special lending incentive fee, if any, for the current dividend period.

Shares of SBLF preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the SBLF preferred stock.

No Conversion Rights.  Holders of the SBLF preferred stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights.  The holders of the SBLF preferred stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the SBLF preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of five or more dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, to attend all meetings of our board of directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents, and other materials that we provides to our directors in connection with such meetings.  The holders of the SBLF preferred stock are not obligated to select such a representative, and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited.  This right of the holders of the SBLF preferred stock will terminate when full dividends have been timely paid for at least four consecutive dividend periods, subject to re-vesting in the event we again fail to declare and pay dividends in full on the SBLF preferred stock for five or more dividend periods.

If dividends on the SBLF preferred stock have not been declared and paid in full within five business days after each dividend payment date for an aggregate of six or more dividend periods, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Series A Stock is at least $20,000,000, the authorized number of directors of Southern Missouri Bancorp will automatically be increased by two and the holders of the SBLF preferred stock, voting as a single class, will have the right, but not the obligation, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at the next annual meeting of shareholders of Southern Missouri Bancorp (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than 30 days later, the President of Southern Missouri Bancorp must promptly call a special meeting for that purpose) and at each subsequent annual meeting of shareholders until full dividends have been timely paid on the SBLF preferred stock for at least four consecutive dividend periods, at which time this right will terminate, subject to re-vesting in the event we again fail to declare and pay dividends in full on the SBLF preferred stock for six or more dividend periods.  It will be a qualification for election of any Preferred Director that the election of such individual will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.  Upon any termination of the right of the holders of SBLF preferred stock to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the term of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors previously elected.  Any Preferred Director may be removed at any time, with or without cause, and any resulting vacancy may be filled, only by the affirmative vote of the holders of a majority of the then-outstanding shares of SBLF preferred stock, voting separately as a class.  If the office of any Preferred Director becomes vacant for any reason other than removal from office, the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, may choose a successor to serve for the remainder of the unexpired term of the vacant directorship.

In addition to any other vote or consent required by law or by Southern Missouri Bancorp’s charter, the written consent of (x) the U.S. Treasury, if the U.S. Treasury holds any shares of SBLF preferred stock, or (y) the holders of a majority of the outstanding shares of SBLF preferred stock, voting as a single class, if the U.S. Treasury does not hold any shares of SBLF preferred stock, is required in order to do the following:

•
amend Southern Missouri Bancorp’s articles of incorporation or the certificate of designation for the SBLF preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the SBLF preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Southern Missouri Bancorp; or

•
amend Southern Missouri Bancorp’s articles of incorporation or the certificate of designation for the SBLF preferred stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock;

•
consummate a binding share exchange or reclassification involving the SBLF preferred stock or a merger or consolidation of Southern Missouri Bancorp with another entity, unless (i) the shares of SBLF preferred stock remain outstanding or, in the case of a merger or consolidation in which Southern Missouri Bancorp is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of SBLF preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to consummation of the transaction, taken as a whole;

•
sell all, substantially all or any material portion of, the assets of Southern Missouri Bancorp, if the SBLF preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•
consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of SBLF preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of Southern Missouri Bancorp or the acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the SBLF preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of the SBLF preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that (1) any increase in the amount of Southern Missouri Bancorp’s authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the SBLF preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon the liquidation, dissolution or winding up of Southern Missouri Bancorp, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the SBLF preferred stock and will not require the vote or consent of the holders of the SBLF preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of Southern Missouri Bancorp representing more than 50% of the voting power of the outstanding shares of our common stock or (ii) being otherwise required to consolidate Southern Missouri Bancorp for GAAP purposes, or (b) any consolidation or merger of Southern Missouri Bancorp or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of our consolidated assets to any person other than one of our subsidiaries; provided that, in the case of either clause (a) or (b), Southern Missouri Bancorp or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the SBLF preferred stock are entitled to vote, holders of shares of the SBLF preferred stock will be entitled to one for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the SBLF preferred stock would otherwise be required, all outstanding shares of the SBLF preferred stock have been redeemed by us or called for redemption upon proper notice and sufficient funds have been deposited by us in trust for the redemption.

Anti-Takeover Effects of the Company’s Organizational Documents and Applicable Law

Certain provisions of our articles of incorporation and bylaws and Missouri and federal law may have an effect of delaying, deferring or preventing a change in control of our company and that would operate only with respect to extraordinary corporate transactions, such as a merger, reorganization, tender offer, sale or transfer of substantially all assets, or liquidation. These provisions may have the effect of discouraging a future transaction that individual shareholders may believe is in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, if you want to participate in such a transaction, you might not have an opportunity to do so.

Authorized Shares. Our articles of incorporation authorize the issuance of 8,000,000 shares of common stock and 500,000 shares of preferred stock.  These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options.  However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us.  The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences.  As a result of the ability to fix voting rights for a series of preferred stock, the board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Voting Limitation.  Our articles of incorporation provide that any person who beneficially owns in excess of 10% of the outstanding shares of our common stock may not vote the excess shares without the prior approval of a majority of the whole board (defined as the total number of directors we would have if there were no vacancies on the board).  This provision could limit the voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

The Missouri General and Business Corporation Law contains a control share acquisition statute which, in general terms, provides that where a shareholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. The required shareholder vote is a majority all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may opt-out of the control share statute through a provision in its articles of incorporation or bylaws, which we have not done.  Accordingly, the Missouri control share acquisition statute applies to acquisitions of shares of our common stock.

Board of Directors.  Except with respect to any directors who may be elected by any class or series of preferred stock, our board of directors is divided into three classes, each of which contains one-third of the members of the board.  The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year.  The classification of directors, together with the provisions in our articles of incorporation described below that limit the ability of shareholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Our articles of incorporation provide that shareholders may not cumulate their votes in the election of directors.

Our articles of incorporation provide that we will have the number of directors as may be fixed from time to time by our board of directors, provided that the number fixed by the board may not be less than five nor more than 15.  Our articles of incorporation also provide that vacancies in the board of directors may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next election of directors by shareholders.  Our articles of incorporation further provide that any director or the entire board of directors may be removed from office only for cause and only upon the affirmative vote of the holders of least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, provided that if less than the entire board is to be removed, no individual director may be removed the votes cast against his or her removal would be sufficient to elect him or her as a director if cumulatively voted in an election of directors.

The foregoing description of our board of directors does not apply with respect to directors that may be elected by the holders of any class or series of preferred stock.

Special Meetings of Shareholders.  Our bylaws provide that special meetings of shareholders may be called by our board of directors.

Action by Shareholders Without A Meeting.  The Missouri General and Business Corporation Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only if consents in writing setting forth the action are signed by all of the shareholders entitled to vote.

Business Combinations With Certain Persons. Our articles of incorporation provide that certain business combinations (for example, mergers, share exchanges, significant asset sales and significant stock issuances) involving “interested shareholders” of Southern Missouri Bancorp require, in addition to any vote required by law, the approval of (i) the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and (ii) the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by the interested shareholder and its affiliates and associates, voting together as a single class, unless a majority of the whole board has approved a memorandum of understanding with the interested shareholder with respect to, or on substantially the same terms as, the proposed business combination prior to the time the interested shareholder became an interested shareholder. An

“interested shareholder” for purposes of this provision generally means a person who is a 10% or greater shareholder of Southern Missouri Bancorp or who is an affiliate or associate of Southern Missouri Bancorp and at any time within the prior two years was a 5% or greater shareholder of Southern Missouri Bancorp.

The Missouri General and Business Corporation Law contains a business combination statute that prohibits a business combination between a corporation and an interested shareholder (one who beneficially owns 20% or more of the voting power) for a period of five years after the interested shareholder first becomes an interested shareholder, unless the transaction has been approved by the board of directors before the interested shareholder became an interested shareholder or the corporation has exempted itself from the statute pursuant to a provision in its articles of incorporation. After the five-year period has elapsed, a corporation subject to the statute may not consummate a business combination with an interested shareholder unless the transaction has been approved by a majority of the votes entitled to be cast other than shares owned by the interested shareholder and its affiliates and associates. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.  We are subject to the Missouri business combination statute.

Amendment of Articles of Incorporation and Bylaws.  Our articles of incorporation generally may be amended upon approval by our board of directors and the holders of a majority of the outstanding shares of our common stock.  The amendment of the provisions of our articles of incorporation pertaining to certain business combinations, as described above under “—Business Combinations with Certain Persons,” also requires the approval of the holders of at least 80% of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors, voting as a single class, and the holders of at least a majority of the voting power of the outstanding shares of such stock not beneficially owned by any interested shareholder or its affiliates and associates, voting together as a single class.  In addition, an amendment of the provisions of our articles of incorporation relating to the number, classification, election and removal of directors also requires the affirmative vote of the holders of at least 80% of the total votes to which all of the shares then entitled to vote at a meeting of shareholders called for an election of directors are entitled, unless the amendment has been approved by our board of directors by a 66 2/3% vote.

Our bylaws may be amended either by our board of directors, by a vote of two-thirds of the board, or by our shareholders, by the vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Advance Notice Provisions. Our bylaws provide that we must receive written notice of any shareholder proposal for business at an annual meeting of shareholders not less than 90 days or more than 120 days before the anniversary of the preceding year’s annual meeting. If the date of the current year annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, we must receive written notice of the proposal no earlier than the close of business on the 120th day prior to the date of the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Our bylaws also provide that we must receive written notice of any shareholder director nomination for a meeting of shareholders not less than 90 days or more than 120 days before the date of the meeting. If, however, less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to shareholders, we must receive notice of the nomination no later than the tenth day following the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting date is first made, whichever occurs first.

Federal Law.  The Bank Holding Company Act of 1956, as amended (the “BHC Act”), requires any “bank holding company,” as defined in the BHC Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any entity that is a holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the BHC Act. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act.

SELLING SECURITYHOLDERS

When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below. The selling securityholders and their permitted assignees and transferees may from time to time offer and sell any or all of the shares set forth below pursuant to this prospectus.

The selling securityholders initially acquired the shares covered by this prospectus on August 5, 2014 upon completion of the Merger, as described under “Prospectus Summary—Recent Acquisition.”  The selling securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the shares covered by this prospectus in any type of transaction as more fully described in “Plan of Distribution.”

Except as described below, and other than with respect to the issuance by us of the shares covered by this prospectus to the selling securityholders pursuant to the Merger Agreement, none of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us or any of our predecessors or affiliates.

Todd E. Hensley was the Chairman, President and Chief Executive Officer of PSC prior to the Merger and, in accordance with the Merger Agreement, was appointed as a director of Southern Missouri Bancorp and Southern Bank upon completion of the Merger.  Through the Todd E. Hensley Revocable Living Trust dated November 18, 1993 (the “Todd E. Hensley Trust”), Todd E. Hensley owned 100% of the outstanding stock of PSC prior to the Exchange and approximately 80% of the outstanding stock of PSC following the completion of the Exchange and immediately prior to the completion of the Merger.  Pursuant to the terms of the Merger Agreement, two loans made by the Todd E. Hensley Trust to PBC with an aggregate outstanding balance of $460,174 were paid in full by us in connection with the closing of the Exchange and the Merger.  Additionally, a loan made by the Robert E. Hensley Revocable Living Trust dated November 15, 1982 (the “Robert E. Hensley Trust”) to PSC with an outstanding balance of $2,477,632 was paid in full by us in connection with the closing of the Exchange and the Merger.  Todd E. Hensley was the guarantor of this loan.  Robert E. Hensley, who is the trustee of the Robert E. Hensley Trust, is the father of Todd E. Hensley.

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the selling securityholders and their ownership of shares to be offered pursuant to this prospectus.  We do not know when or in what amounts the selling securityholders may offer such shares for sale. It is possible that the selling securityholders will not sell any or all of the shares offered under this prospectus. Because the selling securityholders may offer all, some or none of the shares pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such shares, we cannot estimate the number of shares that will be held by the selling securityholders after completion of the offering.  For purposes of the table below, we have assumed that the selling securityholders would sell all of the shares held by them and therefore would hold no shares following the offering and hold zero percentage of the shares following the offering, other than shares beneficially owned by Todd E. Hensley that were acquired by Mr. Hensley outside of the Merger, which are not included for resale in this offering.

The information set forth below is based on information provided by the selling securityholders.

Name of Selling Securityholder	Shares of common stock beneficially owned pre- offering	Maximum shares of common stock to be offered	Shares of common stock beneficially owned post- offering(1)	Percentage of outstanding common stock beneficially owned post- offering(2)

Todd E. Hensley, Trustee of the Todd E. Hensley Revocable Trust(3)	273,020	266,020	7,000	0.19

Patty S. Williams, Trustee of the Patty S. Williams Revocable Trust	14,965	14,965	--	--

Shirley A. Williams Wright	14,965	14,965	--	--

Mary E. Atchley, Trustee of the Mary E. Atchley Revocable Trust	14,965	14,965	--	--

Mary Fry Declaration of Trust dated the 19th of July, 1988(4)	15,376	15,376	--	--

Thomas L. Quinn Revocable Trust U/T/A dated June 5, 2009(5)	15,376	15,376	--	--

Wade A. Pearce Trustee, Wade A. Pearce Revocable Trust	981	981	--	--

Louis Dean Mauss Revocable Trust U/T/A dated November 11, 2005(6)	580	580	--	--

Margaret Juan Mauss Revocable Trust U/T/A dated November 11, 2005(7)	580	580	--	--

James Murl Wilkerson, Trustee of the Oreane I. Wilkerson Family Trust dated July 13, 2012	1,740	1,740	--	--

Judy Kindall	173	173	--	--

William O. Worsham	86	86	--	--

Sarah E. Worsham	86	86	--	--

Total	352,893	345,893	7,000	0.19

(1)	Assumes that each selling securityholder will sell all shares offered by such securityholder under this prospectus.
(2)
Represents the percentage of common stock to be beneficially owned by the selling securityholder after completion of the offering based on the number of shares of common stock outstanding as of September 30, 2014, as adjusted to reflect the assumption that the option granted to Todd E. Hensley described in footnote 3 is exercised in full.

(3)
The shares shown as beneficially owned by Mr. Hensley include 2,000 shares of restricted stock granted to Mr. Hensley on September 5, 2014 and 5,000 shares underlying a ten-year stock option granted to Mr. Hensley on September 5, 2014 at a per share exercise price of $35.10.  The restricted stock and option grants were made to Mr. Hensley in his individual capacity for his service as a director of the Company and are scheduled to vest in 20% annual increments beginning on September 5, 2015.

(4)	Mary Fry, as trustee, has sole voting and investment powers with respect to these shares.
(5)	Thomas L. Quinn has sole voting and investment powers with respect to these shares.
(6)	Louis Dean Mauss, as trustee, has sole voting and investment powers with respect to these shares.
(7)	Margaret Juan Mauss, as trustee, has sole voting and investment powers with respect to these shares.

PLAN OF DISTRIBUTION

We are registering the shares issued to the selling securityholders to permit the resale of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling securityholders. We will bear all fees and expenses incident to our obligation to register the shares.

The selling securityholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions involving crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales. If the selling securityholders effect such transactions by selling shares covered by this prospectus to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal.

In connection with sales of the shares covered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares short and if such short sales occur after the date of this prospectus, the selling securityholders may deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling securityholders may also loan or pledge our common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of our shares made prior to the date of this prospectus.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the shares covered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Except as indicated otherwise under “Selling Securityholders,” each selling securityholder has informed us that it is not a registered broker-dealer or an affiliate of a broker-dealer.  Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the shares covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares covered by this prospectus may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the shares registered pursuant to the registration statement of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares covered by this prospectus by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares covered by this prospectus to engage in market-making activities with respect to such shares. All of the foregoing may affect the marketability of the shares covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to such.

Pursuant to the terms of the Merger Agreement, we will pay all fees and expenses incident to our obligation to register the shares covered by this prospectus; however, the selling securityholders will pay any and all discounts, selling commissions and fees and expenses of their own counsel in connection with the sale of their shares.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon for us by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Southern Missouri Bancorp, Inc. as of June 30, 2014 and 2013, and for each of the years in the three-year period ended June 30, 2014, have been incorporated herein by reference in reliance upon the report of BKD LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus, and the information we later file with the SEC that is incorporated by reference in this prospectus will automatically update information previously contained in this prospectus and any incorporated document.  Any statement contained in this prospectus or in a document incorporated by reference in this prospectus will be deemed modified or superseded to the extent that a later statement contained in this prospectus or in an incorporated document modifies or supersedes such earlier statement.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC):

Report(s)		Period(s) of Report(s) or Date(s) Filed
•	Annual Report on Form 10-K, as amended on Form 10-K/A filed on December 4, 2014	For the fiscal year ended June 30, 2014

•	Quarterly Report on Form 10-Q, as amended on Form 10-Q/A filed on November 17, 2014	For the quarter ended September 30, 2014

•	Current Reports on Form 8-K	Filed on August 7, 2014, October 21, 2014 (amended report), October 28, 2014 and October 30, 2014

We also incorporate by reference any future documents we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any document or portion thereof that has been furnished to and deemed not to be filed with the SEC.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Investor Relations, Southern Missouri Bancorp, Inc., 531 Vine Street, Poplar Bluff, Missouri 63901, telephone number (573) 778-1800. Our SEC filings are also available to the public in the “Investor Relations” section of our website, www.bankwithsouthern.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the SEC’s website is www.sec.gov.

Such reports and other information concerning Southern Missouri Bancorp can also be retrieved by accessing our website (www.bankwithsouthern.com). Information on our website is not part of this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

345,893 Shares of Common Stock

_______________________________

PROSPECTUS
___________________________

December __, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting compensation, expected to be incurred in connection with the registration and sale of the securities covered by this Registration Statement.

SEC registration fee	$1,524
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous	5,000
Total	$36,524

Item 15. Indemnification of Directors and Officers.

Section 351.355 of the Missouri General and Business Corporation Law provides for permissible and mandatory indemnification of directors, officers, employees and agents in certain circumstances.  Section 351.355.1 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person=s conduct was unlawful. Section 351.355.1 further provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person=s conduct was unlawful.

Section 351.355.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duties to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 351.355.3 provides that except to the extent otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 351.355.1 and 351.355.2, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 351.355.4 provides that any indemnification under Sections 351.355.1 and 351.355.2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 351.355.

Section 351.355.5 provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking to repay the amount if it is ultimately determined that the person is not entitled to be indemnified by the corporation.

Section 351.355.6 provides that indemnification and advancement of expenses provided under Section 351.355 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the corporation’s articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise.  Section 351.355.8 provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person=s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 351.355.

Article IX of the Registrant’s articles of incorporation provides that the Registrant shall indemnify any present or former director or executive officer of the Registrant or any subsidiary of the Registrant against any and all expenses, including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Registrant or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such person shall be entitled to any indemnification pursuant to Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Item 16. Exhibits.

See Exhibit Index.

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)           If the Registrant is relying on Rule 430B:

(i)           Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining any liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)    Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c)           The undersigned Registrant hereby undertakes that:

(i)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)           For the purpose of determining of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Poplar Bluff, State of Missouri, on the 4th day of December, 2014.

SOUTHERN MISSOURI BANCORP, INC.

By:	/s/ Greg A. Steffens
Greg. A Steffens
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Each person whose signature appears below appoints Greg A. Steffens and Matthew T. Funke, or either of them, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Greg A. Steffens	/s/ Matthew T. Funke
Gregory A. Steffens	Matthew T. Funke
President, Chief Executive Officer and Director	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

Date: December 4, 2014	Date: December 4, 2014

/s/ L. Douglas Bagby	/s/ Sammy A. Schalk
L. Douglas Bagby	Sammy A. Schalk
Chairman of the Board of Directors	Vice Chairman and Director

Date: December 4, 2014	Date: December 4, 2014

/s/ Ronnie D. Black	/s/ Rebecca McLane Brooks
Ronnie D. Black	Rebecca McLane Brooks
Director	Director

Date: December 4, 2014	Date: December 4, 2014

/s/ Todd E. Hensley	/s/ Charles R. Love
Todd E. Hensley	Charles R. Love
Director	Director

Date: December 4, 2014	Date: December 4, 2014

/s/ Charles R. Moffitt	/s/ Dennis C. Robison
Charles R. Moffitt	Dennis C. Robison
Director	Director

Date: December 4, 2014	Date: December 4, 2014

/s/ David J. Tooley
David J. Tooley
Director

Date: December 4, 2014

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation of the Registrant (filed as an exhibit to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999 and incorporated herein by reference)
3.2
Amendment to Articles of Incorporation of the Registrant increasing the authorized capital stock of the Registrant (filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2014 filed on November 17, 2014 and incorporated herein by reference)

3.3
Certificate of Designation for the Registrant’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on July 26, 2011 and incorporated herein by reference)

3.4	Bylaws of the Registrant (filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on December 6, 2007 and incorporated herein by reference)
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP as to the legality of the shares being registered
23.1	Consent of Silver, Freedman, Taff & Tiernan LLP (see Exhibit 5.1)
23.2	Consent of BKD, LLP
24.1	Power of attorney (set forth on signature page)